EXHIBIT 4.11

WARRANT AMENDMENT AND SUBSCRIPTION AGREEMENT

This Warrant Amendment and Subscription Agreement (this “Agreement”) is entered into as of July 17, 2009 between Raptor Pharmaceuticals Corp., a Delaware corporation (the “Company”), and the undersigned warrantholder (“Investor”), with respect to the exercise of the those warrants (collectively, the ”Warrants”) to purchase shares of the Company’s common stock, par value $.001 per share (“Common Stock”) issued to Investor in connection with the Company’s private placement of units (consisting of the Company’s common stock and warrants) pursuant to the terms of that certain Securities Purchase Agreement, dated May 21, 2008, by and among the Company, the Investor, and the other parties named therein, as amended by that certain Amendment to Securities Purchase Agreement, dated May 21, 2008 (collectively, the “Purchase Agreement”). Pursuant to this Agreement, Investor will purchase the number of shares of Common Stock set forth on the subscription forms of such Warrants (the “Subscription Forms”) and delivered to the Company.

a.	Amendment of Warrant and Warrant Exercise.

The Company and Investor hereby amend the Warrants to provide for the reduction in the exercise price thereof to $0.30 per share of Common Stock, but only with respect to those shares of Common Stock for which the Warrants are exercised in accordance herewith on or before July 17, 2009 (the “Offer Expiration Date”), and in consideration of this Agreement, Investor hereby exercises the Warrants to the extent provided herein to be effective on or before the Offer Expiration Date. Other than as expressly set forth herein, nothing in this Agreement shall be deemed to alter, vary or otherwise affect the terms, conditions, and provisions of the Warrants.

Upon (i) the Company’s receipt and acceptance of this signed Agreement, (ii) receipt by the Company of the Warrants with Subscription Forms properly completed and duly executed by the Investor with respect to the Common Stock for which these Warrants are being exercised, and (iii) receipt by the Company of an amount equal to $0.30 per share of Common Stock for which these Warrants are being exercised as set forth on the applicable Subscription Forms, payable in cash or by check for same day funds, all of such items in clauses (i), (ii) and (iii) to occur on or before the Offer Expiration Date, then the Company, will sell to Investor, and Investor will purchase and receive from the Company, the number of shares of Common Stock (the “Exercised Warrant Stock”) subject to the Warrants and set forth in the applicable Subscription Forms. If any completed Subscription Form is for less than all of the common stock subject to the applicable Warrant, a new warrant certificate incorporating the terms of the original Warrant, including, without limitation, the original exercise prices, for the remaining number of shares of common stock not so exercised hereby will be issued to the Investor. For the avoidance of doubt, such new warrant certificate would include the exercise price of: (i) $0.75 per share to the extent that such Warrant is exercised prior to the first anniversary date of the original issue date, and (ii) $0.90 per share to the extent that such Warrant is exercised after the first anniversary date, and prior to the second anniversary date, of the original issue date.

b.	Investor Representations.

Investor hereby represents and warrants to the Company that:

(1) INVESTOR ACKNOWLEDGES THIS IS A HIGHLY SPECULATIVE INVESTMENT. INVESTOR ACKNOWLEDGES THAT THE COMPANY’S CURRENT CAPITAL RESOURCES, WITHOUT REGARD TO POTENTIAL PROCEEDS FROM THIS OFFER OR ANY FUTURE FINANCING OR OTHER POTENTIAL SOURCES OF FUTURE FUNDING, WILL ONLY BE SUFFICIENT TO FUND THE COMPANY UNTIL MID-2009. THERE CAN BE NO ASSURANCE THAT FUNDS WILL BE AVAILABLE TO OPERATE BEYOND THAT DATE. IF NOT, THE COMPANY WOULD BE REQUIRED TO DELAY PROGRAMS OR POSSIBLY CEASE OPERATIONS.

(2) Investor has received and read, prior to its acquisition of the Exercised Warrant Stock, the Company’s most recent Annual Report on Form 10-K for the Company’s fiscal year ended August 31, 2008 filed with the Securities and Exchange Commission (the “Commission”) on September 30, 2008 (as amended by the Company’s Forms 10-K/A filed with the Commission on December 23, 2008 and April 20, 2009), and its Quarterly Report on Form 10-Q for the second quarter of fiscal year 2009 filed with the Commission on April 13, 2009, including, without limitation, the statements of risk factors set forth therein.

(3) Investor acknowledges that even with funds raised through exercise of the Warrants, substantial additional capital resources will be required to fund the Company’s operations. The Investor acknowledges that there can be no assurance the Company will be able to raise sufficient additional capital funds, or that such financing will be available on acceptable terms.

(4) Investor has had, prior to its acquisition of the Exercised Warrant Stock, the opportunity to ask questions of and receive answers from the Company in order to obtain additional information or to verify the accuracy of any information furnished to it or to which it has had access. Investor has received all information that it has requested regarding the Company and believes that such information is sufficient to make an informed decision with respect to the acquisition of the Exercised Warrant Stock.

(5) Investor is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

(6) Investor’s jurisdiction of formation or incorporation (if applicable) and principal place of business or its residency as set forth on the signature page hereof by the Investor are accurate.

(7) The acquisition by Investor of the Exercised Warrant Stock hereunder does not violate or conflict with any law or regulation applicable to Investor.

(8) No person engaged by Investor has, or will have, any right or claim against the Company for any commission, fee or other compensation as a finder or broker, or in any similar capacity.

(9) Investor hereby incorporates by reference and reaffirms each acknowledgement, representation and warranty made by it in each of the Purchase Agreement and the Warrants as if made on the date hereof.

c.	Investor Covenants.

Investor hereby further agrees with the Company as follows:

(1) All certificates evidencing the Exercised Warrant Stock shall bear a legend in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. THE COMPANY SHALL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT SUCH OPINION IS REQUIRED PURSUANT TO THAT CERTAIN SECURITIES PURCHASE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.”

“Until the Distribution Date (as defined in the Rights Agreement referred to below), this certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Stockholder Rights Agreement, dated as of December 5, 2008 (as such may be amended from time to time, the “Rights Agreement”), between Raptor Pharmaceuticals Corp. (the “Company”) and Nevada Agency & Trust Company, as Rights Agent, the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of the Company. Under certain circumstances, as set forth in the Rights Agreement, such Rights may be evidenced by separate certificates and may no longer be evidenced by this certificate. The Company will mail or arrange for the mailing of a copy of the Rights Agreement to the holder of this certificate without charge after the receipt of a written request therefor. As described in the Rights Agreement, Rights issued to any Person who becomes an “Acquiring Person” or its “Affiliates” or “Associates” (as defined in the Rights Agreement) and certain related Persons, whether currently held by or on behalf of such Person or by any subsequent holder, shall become null and void.”

(2) The instruments or certificates representing the Exercised Warrant Stock, and each instrument or certificate issued in transfer thereof, will also bear any legend required under any applicable state securities law.

(3) Any proposed sale, assignment, transfer or pledge of any Exercised Warrant Stock by Investor shall be made in accordance with Section 3.7 of the Purchase Agreement.

(4) Investor consents to the Company’s making a notation on its records or giving instructions to any transfer agent of the Common Stock in order to implement the restrictions on transfer of the Exercised Warrant Stock.

d.	Miscellaneous.

(1) Waivers and Amendments. The rights of the parties hereto may be waived, amended or modified (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) only in a writing signed by both of the parties hereto.

(2) Severability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable, all other provisions of this Agreement shall be given effect separately from the provision or provisions determined to be illegal or unenforceable and shall not be affected thereby.

(3) Parties in Interest. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors of the parties hereto.

(4) Headings. The headings of the paragraphs of this Agreement have been inserted for convenience of reference only and do not constitute a part of this Agreement.

(5) Governing Law; Jurisdiction; Waiver of Jury Trial. This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws. Each of the parties hereto irrevocably submits and consents to the exclusive jurisdiction of the courts of the State of California located in Marin County and the United States District Court for the Northern District of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

(6) Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile) and by different parties hereto in separate counterparts, with the same effect as if all parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(7) NOTHING HEREIN SHALL CONSTITUTE OR BE CONSTRUED AS TAX OR INVESTMENT ADVICE. [Signature page follows]

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first above written.

RAPTOR PHARMACEUTICALS CORP.,
a Delaware corporation

By:
Kim R. Tsuchimoto
Chief Financial Officer, Secretary and Treasurer

ACCEPTED AND AGREED TO:

INVESTOR

Signature:

Name:

Principal place of business or residency:

Jurisdiction of formation or incorporation (if applicable):

[Signature Page to Warrant Amendment and Subscription Agreement]